Exhibit 4.17

EMPLOYMENT AGREEMENT

AMENDING AGREEMENT

BY AND BETWEEN :	HENRY BIRKS & SONS INC., a corporation duly incorporated according to the laws of Canada, having its head office at 1240 Phillips Square, Montreal, Quebec, herein acting and represented by its Chairman, Lorenzo Rossi di Montelera, duly authorized for the purposes hereof as the hereby declares (hereinafter referred to as the “EMPLOYER”),

AND:	THOMAS A. ANDRUSKEVICH, residing and domiciled at 22 Roxiticus Road, Mendham, New Jersey, United States of America (hereinafter referred to as the “EMPLOYEE”).

WHEREAS the Employee was engaged and hired to continue to be the Employer’s President and Chief Executive Officer pursuant to the terms of an Employment Agreement between the parties hereto signed by the Employer on September 27, 2004 and by the Employee on September 1, 2004 and with effect from April 1, 2005 (the “Employment Agreement”).

WHEREAS the parties hereto wish to amend the terms of the Employment Agreement to give effect to the requirements of an agreement and plan of merger and reorganization among Henry Birks & Sons Inc., Birks Merger Corporation and Mayors Jewelers Inc. dated as of April 18, 2005, as amended (the “Merger Agreement”).

WHEREAS it is in the interest of both parties that such amendment be made.

Wherefore, it is agreed as follows:

1.	The Employment Agreement is by amended by the addition, at section 5.1, of the following sub-paragraph (f):

(f)

Any new stock options or other new securities exercisable for, convertible into or exchangeable into capital stock (or shares issued upon exercise, conversion or exchange thereof), any new restricted stock or any other new equity granted or issued for a compensatory purpose following the “Effective Time” as defined in the Merger Agreement to employees, officers, directors or consultants shall be disregarded for purposes of calculating two percent (2%) of the issued and outstanding shares in the capital stock of the Employer (on a fully diluted basis) pursuant to this Section 5.1.

2.	The parties hereto agree that this Agreement shall be construed as to both validity and performance and shall be enforced in accordance with and governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

3.	The parties hereto have requested and hereby confirm that this Agreement as well as any notice, document, or proceeding relating to same be drawn up in English; Les parties aux présentes ont demandé et par les présentes confirment leur demande que la présente convention ainsi que tous avis, documents, ou procédures s'y rapportant soient rédigés en anglais.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the dates indicated below.

Signed at ,	HENRY BIRKS & SONS INC.
this 14 day of November 2005

By:
Lorenzo Rossi di Montelera
Signed at ,
this 14 day of November 2005

By:
Thomas A. Andruskevich

INTERVENTION

AND THERE INTERVENED HERETO, Iniziativa S.A. who, after taking cognizance of the foregoing Agreement, agrees to be bound hereby insofar as its interests may appear and to confirm its guarantee of all obligations of the EMPLOYER in favour of the EMPLOYEE under the Employment Agreement as hereby amended.

Signed at ,	INIZIATIVA S.A.
this 14 day of November 2005

By:
Filippo Recami